Exhibit 4.10

Contract No.: SXJX-ZYRT-20201012

Sales Contract

Buyer:	Zhongyin Rongtong (Shanghai) International Trading Co., Ltd.
Seller:	Shanxi Jinxuan Investment Co., Ltd.
Signed at:	Jining City, Shandong Province
Signed on:	October 12, 2020

Buyer: Zhongyin Rongtong (Shanghai) International Trading Co., Ltd.

Seller: Shanxi Jinxuan Investment Co., Ltd.

In accordance with the Contract Law of the People's Republic of China and other relevant laws and administrative regulations, the Parties, intending to be legally bound, hereby make and enter into the following Contract.

Article 1     Subject Matter

1. Commodity name: Jinneng Company Clean Coal

2. Quantity: 30,000 tons (+/-10%)

3. Delivery time: on or before October 31, 2020. If the commodity is not shipped in whole within such agreed time limit, the remaining quantity will be carried over to the next month for shipment.

4. Unit price: The after-tax spot rate of Huanghua Port inbound delivery is RMB 1,100 per ton

This unit price is ☒ tax-included price (tax rate: 13%), or ☐ non-tax-included price.

5. Total amount: RMB 33,000,000.00 (SAY: RMB 33 million only).

This price is ☒ tax-included price (tax rate: 13%), or ☐ non-tax-included price.

6. Delivery place and transportation method: Huanghua Port inbound delivery, and railway transportation.

7. Quality standards and fines:

Chemical composition (%)
Ad%	Vdaf%	St, d%	Y	G	S
≤10.5	23-28	≤1.7	≥25	≥88	≤0.10

① Each 0.1% excess in respect of ash content will be fined RMB 10 per ton;

② Each 0.1% excess in respect of sulfur content will be fined RMB 10 per ton;

③ Each 1% excess in respect of volatiles will be fined RMB 10 per ton;

④ Each 1mm less in respect of value Y will be fined RMB 5 per ton;

⑤ Each 1 less in respect of value G will be fined RMB 5 per ton; each 1 excess in respect of value G will be rewarded RMB 5 per ton;

⑥ If the moisture content exceeds 8%, the corresponding tonnage will be deducted for the part exceeding the stipulated amount (excess part settlement: settlement weight = weighed quantity × (1- test moisture) ÷ (1-8%).

⑦ The above rewards and fines are all inclusive of tax.

The Seller shall be liable for all and any expenses, risks and losses (including the loss of the spread of goods purchased by the Buyer from a third party) arising from the Buyer's failure to deliver cargoes to the downstream customers by reason of suspension of such cargoes.

8.            More or Less

(1) +/-10% more or less is allowable (as determined by the Seller).

(2) The weight of cargoes is subject to the number displayed on the inbound railroad track scale issued by Huanghua Port. In the event of any inconsistency between the outbound and inbound quantities, the number displayed on the inbound railroad track scale issued by Huanghua Port shall prevail and serve as the basis for final settlement.

Article 2 Commodity Quality Requirements

The quality of cargoes shall be subject to the quality inspection certificate issued by the third-party inspection agency designated by the Buyer after such cargoes are put into storage at Huanghua Port, subject to adjustments under the quality standards and fines set forth in Clause 7 of Article 1 hereof. The quality of cargoes not to the Buyer's satisfaction shall be submitted in writing within 48 hours following the issuance of test results by such third-party inspection agency, or otherwise, it will be deemed to have been up to standard.

If so submitted by the Buyer, the Parties shall address the issue through negotiation. Should such negotiation fail, the Buyer shall be entitled to rejection of the cargoes, with all and any losses incurred by the Buyer arising therefrom to be the responsibility of the Seller.

Article 3 Packaging

In bulk

Article 4 Delivery

1. The Seller shall organize the shipment and transportation; upon the delivery to Huanghua Port at the consignee, the Buyer, the property of the cargoes shall remain with the Buyer. The Seller shall, as instructed by the Buyer, transport to and unload the cargoes at Huanghua Port for stacking at the site, which will then be received through the state-owned freight forwarder designated by the Buyer. It is allowed to transship, test and pay for the cargoes in batches (the minimum delivery quantity being not less than 3,300 tons per batch).

Upon shipment of cargoes, the Seller shall inform the Buyer of the license plate number, the quantity and variety of such cargoes, etc. by fax or telephone, for pickup of such cargoes by the Buyer. Otherwise, any consequences arising therefrom shall be the responsibility of the Seller.

The Seller's Delivery Representative: Zhang Miao, Phone:

The Buyer's Receipt Representative: Qu Ni, Phone:

2. Delivery method: The Seller shall deliver the cargoes to the Buyer at Huanghua Port through the state-owned freight forwarder designated by the Buyer, and shall be deemed to have delivered such cargoes after delivering to the Buyer the railway ticket bearing the Buyer as the consignee. After receiving such cargoes, the Buyer shall issue to the Seller a Certificate of Receipt stamped with a special seal for pickup.

3. Transfer of ownership of the cargoes: Upon the delivery completion of the cargoes, the ownership of such cargoes shall be transferred to the Buyer.

4. Transfer of cargo risks: Upon the delivery completion of the cargoes, any risks of any damage or loss to such cargoes shall be transferred to the Buyer.

Article 5 Payment, Acceptance and Settlement

1. Payment method: ☑transfer ☑remittance ☑bank acceptance draft □commercial bill □others

If the Buyer pays a bank acceptance draft (five major national stocks + nine major joint-stock banks), the discount interest shall be calculated based on the maturity of the draft at the discount rate released on the Shanghai Commercial Paper Exchange Corporation Ltd website (website: http://www.shcpe.coni.cn/content/shcpe/market/ycuver.html), or the discount rate determined upon negotiation by the Parties, whichever is lower.

2. Payment date: After the cargoes arrive at the site, the Buyer shall pay 80% of the purchase price to the Seller on the basis of the number of the batch displayed on the railway track scale issued by Huanghua Port and provided by the third-party freight forwarder. The Seller shall warrant to issue to the Buyer a value-added tax invoice of full amount corresponding to 80% of the purchase price within 3 working days upon the receipt of such purchase price.

3. Acceptance of cargoes: The quality of cargoes shall be subject to the provisions of Article 2 hereof. If the Seller has any objection to the quality or measurement results, it shall submit such objection to the Buyer in writing within 48 hours following the production of such results; if the Seller fails to do so within such 48 hours, it shall be deemed to have had no objection.

4. Final settlement: The Seller shall issue a value-added tax invoice to the Buyer after the Parties confirm the settlement statement based on the actual quantity of all the cargoes agreed herein and the quality inspection report of each batch, and the Buyer shall pay the remaining portion of the purchase price to the Seller within 5 working days upon the receipt of such invoice.

5. The information on the Seller's receiving account is presented in the signature page hereof. The Seller shall notify the Buyer of any change to the information on such account in writing 2 days in advance. The Seller shall be responsible for the legality and authenticity of the seal and account provided in its name, which the Buyer is not in duty bound to verify. The Seller shall be liable for any unauthenticity of such seal or account.

Article 6 Confidentiality

1. Either Party has the obligation to keep confidential the other Party's confidential materials and information that it knows or has access to in signing or performing this Contract, unless there is obvious evidence that such information is publicly known; either Party shall not disclose, give or transfer such confidential information to any third party without the other Party's written consent.

2. Either Party shall, at the request of the other Party, return to the other party, destroy, or otherwise dispose of any documents, materials or software containing the other party's confidential information, as instructed by the other Party, and cease all use of such confidential information.

3. Upon termination of this Contract, neither Party's obligations hereunder will be terminated accordingly. Instead, either Party shall still need to abide by the confidentiality clause hereof and perform the confidentiality obligation it has undertaken until the other Party agrees to release such obligation or its breach of the confidentiality clause hereof will not substantially cause any kind of damage to the other party.

Article 7 Liability for Breach

1. The Seller shall be solely liable for all and any default liabilities and economic compensations claimed by the downstream customers or end-users against the Seller's delay in delivery, and pay the corresponding amount to the Buyer within 3 working days upon the receipt of a written notice.

2. Either Party shall pay 1% of the total amount agreed herein to the other Party as a liquidated damage if it betrays confidential matters that the other Party suffers losses. In case that such liquidated damage does not cover the other Party's losses, the other Party shall be indemnified based on its actual losses.

3. Either Party shall indemnify the other Party for the loss arising from its breach of the Contract.

Article 8 Dispute Settlement

1. Any dispute arising out of the performance of this Agreement shall be settled by the Parties through negotiation. Should such negotiation fail, such dispute shall be settled in method (2) below:

(1) Submit it to / arbitration committee for arbitration; or

(2) Refer it to the people's court having jurisdiction over the signing place.

2. Those terms and conditions contained herein not in dispute shall survive the dispute period.

Article 9 Effectiveness and Miscellaneous

1. This Contract shall take effect upon the sealing by the Parties. The Contract commences on October 12, 2020 and ends on the date when the Contract is fulfilled.

2. The Parties may sign a supplementary contract on any matters not covered herein. Any addendum hereto and such supplementary contract shall constitute an integral part of this Contract, with the same legal force and effect as this Contract.

3. The faxed and scanned copies of this Contract shall have the same legal force and effect as the original. This Contract signed by and between the Parties by fax shall also be deemed effective and binding upon the Parties, without prejudice to either Party's right to request the signing of the formal contract text after the Contract is so signed.

4. This Contract may be executed in four counterparts, two for each, respectively.

(No text below)

(SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE)

Buyer (Signature or Seal)	Zhongyin Rongtong (Shanghai) International Trading Co., Ltd.	Seller (Signature or Seal)	Shanxi Jinxuan Investment Co., Ltd.
Legal Representative	Liu Hong	Legal Representative	Guo Xiangyang
Attention	Qu Ni	Attention	Zhang Miao
Phone		Phone
Email		Email
Address	Building 7, Lane 318, Yonghe Road, Jing'an District, Shanghai	Address	Floor 18, Building T4, China Resources Building, Changxing North Street, Wanbailin District, Taiyuan City
Account Name	Zhongyin Rongtong (Shanghai) International Trading Co., Ltd.	Account Name	Shanxi Jinxuan Investment Co., Ltd.
Bank Name		Bank Name
Account Number		Account Number
Tax Registration Number		Tax Registration Number
Time	October 12, 2020	Time	October 12, 2020

Special Seal for Contract of Zhongyin Rongtong (Shanghai) International Trading Co., Ltd.

Special Seal for Contract of Shanxi Jinxuan Investment Co., Ltd.

Address: Rooms 1802-1812, Building T4, China Resources Building, Wanbailin District, Taiyuan City

Bank Name: Industrial Bank Co., Ltd. Taiyuan Branch

Account Number:

Postal Code: 030000